EXHIBIT 10.1

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of this 17TH day of October 2022 and is effective as of the Effective Date (as defined below), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the "Company"), and GARY A. NORCROSS (the "Employee").
WHEREAS, the Company and Employee are parties to an Amended and Restated Employment Agreement by and between the Company and Employee dated December 29, 2009, as amended on March 30, 2012, January 1, 2015, February 23, 2016, May 5, 2018 and May 21, 2019 (the “Prior Agreement”);
WHEREAS, Employee currently serves as Chief Executive Officer of Company and as a member and Chairman of the Company’s Board of Directors (the “Board”);
WHEREAS, as part of Company’s succession planning for its senior executive officers, Employee and the Board have discussed from time to time Employee’s plans regarding his continuing service to the Company and ensuring a successful transition to a successor Chief Executive Officer;
WHEREAS, as a result of such process, the Board and Employee have determined it to be in the best interests of the Company and Employee for Employee to continue to serve as Chief Executive Officer through December 31, 2022 and to transition to a successor Chief Executive Officer effective as of January 1, 2023 (the “Effective Date”);
WHEREAS, the Board has also determined it to be in the best interest of the Company to secure Employee’s continuing service to the Company as Executive Chairman through December 31, 2023 for a seamless and successful Chief Executive Officer transition;
WHEREAS, the Company and Employee desire to enter into this Agreement for the purpose of setting forth the terms and conditions applicable to Employee’s employment effective as of the Effective Date, including, but not limited to, compensation aligned with the position of Executive Chairman and preservation of severance benefits Employee would have been entitled to receive but for Employee’s agreement to remain with the Company as Executive Chairman;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
1.Purpose and Release. The purpose of this Agreement is to: (i) amend, restate and replace all prior agreements between Employee and Company, or one of its affiliates, relating to the subject matter of this Agreement; (ii) recognize Employee's significant contributions to the overall financial performance and success of Company; (iii) incentivize Employee to remain with the Company as Executive Chairman to help ensure a seamless and successful Chief Executive Officer transition; and (iv) provide a single, integrated document which shall provide the basis for Employee's continued employment by Company.
2.Employment and Duties. Subject to the terms and conditions of this Agreement, Company employs Employee during the Employment Term to serve as the Executive Chairman of FIS,

reporting directly to the Company's Board. During the Employment Term and subject to the election of Employee at the Company’s annual meeting of shareholders, Employee shall continue to serve as a member and Chairman of the Board. Employee accepts such employment and continuing Board service and agrees to undertake and discharge the duties, functions and responsibilities commensurate with aforesaid positions. Employee shall devote such business time, attention and effort as necessary to the performance of his duties hereunder and shall not engage in any business, profession or occupation, for compensation or otherwise, without the express written consent of the Company, other than those in which Employee is engaged as of the date hereof and personal, charitable or civic activities or other such matters that do not conflict with Employee's duties. Employee's office location shall be in Jacksonville, Florida, however, it being understood that Employee may work remotely and will be expected to travel to the Company's other locations as necessary.
3.Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one year ending on December 31, 2023, subject to prior termination as set forth in Section 8 (such term, the "Employment Term").
4.Salary. During the Employment Term, Company shall pay Employee an annual base salary, before deducting all applicable withholdings, of $800,000 per year, payable at the time and in the manner dictated by Company's standard payroll policies (the “Annual Base Salary”).
5.Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which Company or an affiliate of Company may from time to time make available to Employee, Employee shall be entitled to the following during the Employment Term:
a.equivalent or more beneficial medical and other insurance coverage (for Employee and any covered dependents) provided by Company to executives of the Company generally, provided that the medical coverage for Employee and any covered dependents will be no less favorable than as of the date hereof;
b.supplemental disability insurance sufficient to provide a benefit to Employee equal to two-thirds of Employee's pre-disability Annual Base Salary until Employee reaches the age of 65, provided that such coverage is available in the market using traditional standards of underwriting;
c.an annual incentive bonus opportunity under Company's annual incentive plan ("Annual Bonus Plan") for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Board or Committee as approved for other executives of the Company generally ("Annual Bonus”). Employee's target Annual Bonus shall be 150% of Employee's then current Annual Base Salary, with a maximum of up to 2 times target (collectively, the target and maximum Annual Bonus are referred to as the "Annual Bonus Opportunity"); provided that Employee's Annual Bonus is subject to the Company's clawback policy, pursuant to which the Company may recoup all or a portion of any bonus paid if, after payment, there is a finding of fraud, a restatement of financial results, or errors or omissions discovered that call into question the business results on which the bonus was based. If owed pursuant to the terms of the Annual Bonus Plan, the Annual Bonus shall be paid no later than the March l5th first following the calendar year to which the Annual Bonus relates;

d.eligibility to participate in Company's equity incentive plans. Without limiting the generality of the foregoing, after the date hereof and prior to the Effective Date, the Company shall grant to the Employee a number of Restricted Stock Units equal to the quotient obtained by dividing (1) $10,000,000.00 by (2) the Fair Market Value as of the grant date, which shall vest in full on December 31, 2023, subject to Employee’s continued employment through the vesting date and the other terms and conditions of this Agreement and the form of Award Agreement previously provided to Employee (capitalized terms used but not defined in this Section 5(d) shall have the meaning set forth in the Company’s 2022 Omnibus Incentive Plan). The Company expects this to be the sole equity award granted to Employee after the date hereof and through the end of the Employment Term and future equity awards, if any, shall be subject to the sole discretion of the Board; and
e.all other benefits and incentive opportunities customarily made available to executives of the Company generally, provided such benefits will be no less favorable than as of the date hereof.
6.Compensation Policies. Company has adopted certain compensation related policies that apply to Employee. Employee acknowledges that, as a corporate officer, he is expected to maintain an ownership level in Company stock of at least five (5) times his annual base salary and that following the vesting of any restricted shares granted to him, Employee must hold 50% of those shares for at least six (6) months. Employee further represents that he has read and understands the Company's policies regarding insider trading and prohibiting the hedging and pledging of Company stock.
7.Vacation. For and during each calendar year within the Employment Term, Employee shall be entitled to reasonable paid vacation periods and holidays consistent with Employee's position and in accordance with Company's standard policies, or as the Board or Committee may approve.
8.Expense Reimbursement. In addition to the compensation and benefits provided herein. Company shall, upon receipt of appropriate documentation, reimburse Employee each month for reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses incurred during the Employment Term to the extent such reimbursement is permitted under Company's expense reimbursement policy.
9.Termination of Employment. Company or Employee may terminate Employee's employment at any time and for any reason in accordance with Subsection (a) below. The Employment Term shall be deemed to have ended on the last day of Employee's employment. The Employment Term shall terminate automatically upon Employee's death.
a.Notice of Termination. Any purported termination of Employee's employment (other than by reason of death) shall be communicated by written Notice of’ Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in this Agreement. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the "Date of ’termination" and, with respect to a termination due to "Cause", "Disability" or "Good Reason", sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from Company shall specify whether the termination is with or without Cause or due to Employee's Disability. A Notice of

Termination from Employee shall specify whether the termination is with or without Good Reason.
b.Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of Employee's death.

c.No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.
d.Cause. For purposes of this Agreement, a termination for "Cause" means a termination by Company based upon Employee's: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to. criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company's business policies, accounting practices or standards of ethics; or (vi) failure to materially cooperate with or impeding an investigation authorized by the Board. The Employee’s termination for Cause shall be effective when and if a resolution is duly adopted by an affirmative vote of the Board stating that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in the Notice of Termination and such conduct constitutes Cause under this Agreement; provided, however, that the Employee shall have been given reasonable opportunity (i) to cure any act or omission that constitutes Cause if capable of cure and (ii), together with counsel, during the thirty (30) day period following the receipt by the Employee of the Notice of Termination and prior to the adoption of the Board‘s resolution, to be heard by the Board.
e.Disability. For purposes of this Agreement, a termination based upon "Disability" means a termination by Company based upon Employee's entitlement to long- term disability benefits under Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination.
f.Good Reason. For purposes of this Agreement, a termination for "Good Reason" means a termination by Employee based upon the occurrence (without Employee's express written consent) of any of the following:
i.a material adverse change in Employee's position or title, or a material diminution in Employee's managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed (e,g., a material reduction in the number or scope of department(s).

functional group(s) or personnel over which Employee has managerial authority), in each case as in effect immediately following the Effective Date;
ii.A material adverse change such that the Employee no longer reports directly to the Company's Board of Directors;
iii.a material change in the geographic location of Employee’s principal working location (currently, 347 Riverside Avenue, Jacksonville, Florida), which Company has determined to be a relocation of’ more than thirty-five (35) miles;
iv.a material diminution in Employee’s Annual Base Salary or Annual Bonus Opportunity;
v.a material breach by Company of any of its obligations under this Agreement;
vi.the failure of Company to obtain the assumption of this Agreement as required by Section 21; or
vii.the failure of the Board of Directors to nominate Employee for re-election by the shareholders as a Director at any annual meeting of shareholders during the Employment Term, the failure of the shareholders to re-elect Employee as a Director or the removal of Employee as Chairman of the Board or as a Director at any time during the Employment Term.
Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason and Employee’s continued employment shall not constitute consent to or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee's Notice of Termination.
"Change in Control” shall mean a change in the ownership or effective control of the Company or a change in control of a substantial portion of the assets of the Company, within the meaning of Treasury Regulation Section 1.409A-3(i)(5). Company agrees to provide Employee with advance written notice of the date of the one-year period following a Change in Control.
10.Obligations of Company Upon Termination.
a.Termination by Company for a Reason Other than Cause; by reason of the Employee’s Death or Disability; or Termination by Employee for Good Reason; Termination upon expiration of the Employment Term. If Employee's employment terminates (1) during the Employment Term by: (A) Company for any reason other than Cause (including by reason of the Employee’s Disability); (B) reason of the Employee’s death; (C) by Employee for Good Reason; or (2) for any reason whatsoever upon expiration of the Employment Term:
i.Company shall pay or provide Employee the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of

Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to Employee for expenses incurred prior to the Date of Termination; (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the prior calendar year; (D) accrued, vested benefits under any employee benefit plan in which Employee participated in accordance with the terms thereof; and (E) any vested rights under outstanding stock option, restricted stock or other equity-based awards in accordance with the terms thereof;
ii.Company shall pay Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by Employee for the year in which the Date of Termination occurs, ignoring any requirement under the Annual Bonus Plan that Employee must be employed on the payment date (using Employee’s Annual Bonus Opportunity for the prior year if no Annual Bonus Opportunity has been approved for the year in which the Date of Termination occurs), multiplied by the percentage of the calendar year completed before the Date of Termination;
iii.Company shall pay Employee as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, a lump-sum payment equal to 300% of the sum of: (A) Employee’s Annual Base Salary in effect immediately prior to the Effective Date; and (B) Employee’s target Annual Bonus as of immediately prior to the Effective Date;
iv.All stock option, restricted stock and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be (and, for the avoidance of doubt and notwithstanding anything herein to the contrary, all performance stock units will be treated in accordance with the applicable award agreements as reflected in the proxy statement for Company’s 2022 annual meeting of shareholders);
v.Any life insurance coverage provided by the Company shall terminate at the same time as life insurance coverage would normally terminate for any other employee that terminates employment with the Company, and Employee shall have the right to convert that life insurance coverage to an individual policy under the regular rules of the Company's group policies. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to thirty-six monthly life insurance premiums based on the monthly premiums that would be due assuming that Employee had converted Company's life insurance coverage that was in effect on the Notice of Termination into an individual policy; and

vi.As long as Employee pays the full monthly premiums for COBRA coverage, Company shall provide Employee and, as applicable, Employee's eligible dependents with continued medical and dental coverage, on the same basis as provided to Company's active executives and their dependents until the earlier of: (A) three (3) years aner the Date of Termination; or (B) the date Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, as soon as practicable, but not later than the sixty-fifth (65th) day after the Date of Termination, Company shall pay Employee a lump sum cash payment equal to thirty-six monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.
b.Termination by Company for Cause and by Employee without Good Reason. If Employee's employment is terminated during the Employment Period by Company for Cause or by Employee without Good Reason, Company's only obligation under this Agreement shall be payment of any Accrued Obligations.
c.Deemed Resignation/Execution of Documents. Upon termination of Employee’s employment for any reason, except as otherwise requested by the Board, Employee shall be deemed to have resigned from all offices and directorships, if any, then held with the Company and its affiliates and Employee agrees to execute all documents reasonably requested by the Board to effectuate such resignation.
11.Non-Delegation of Employee's Rights. The obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
12.Confidential Information. Employee will occupy a position of trust and confidence and will have access to and learn substantial information about Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of Company and its affiliates. Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of Company and/or its affiliates, as the case may be. Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to Company's or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by Company or any of its affiliates, nor will Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section. Accordingly, during the Employment Term and at all times thereafter Employee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Employee utilize any such information, either alone or with others, outside the scope of Employee’s duties and responsibilities with Company and its affiliates. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by Company of any reporting described in clause (i). Employee understands that activities protected by the immediately preceding sentence may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (“DTSA”). In this regard, Employee acknowledges notification that under the DTSA no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, if Employee pursues a lawsuit for retaliation by Company for reporting a suspected violation of the law Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
13.Non-Competition.
a.During Employment Term. During the Employment Term, Employee will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to Company and its affiliates. and will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with Company's or its affiliates' principal business, nor solicit customers, suppliers or employees of Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with Company's or its affiliates' principal business. In addition, during the Employment Term, Employee will undertake no planning for or organization of any business activity competitive with the work performed as an employee of Company. and Employee will not combine or conspire with any other employee of Company or any other person for the purpose of organizing any such competitive business activity.
b.After Employment Term. The parties acknowledge that Employee will acquire substantial knowledge and information concerning the business of Company and its affiliates as a result of employment. The parties further acknowledge that the scope of business in which Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by Employee in that business after the Employment Term would severely injure Company and its affiliates. Accordingly, for a period of one (1) year after Employee's employment terminates for any reason whatsoever, except as otherwise stated herein below, Employee agrees: (1) not to become an employee, consultant. advisor, principal, partner or substantial shareholder of any firm or business that directly competes with Company or its affiliates in their principal products and markets: and (2), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, Employee shall not be subject to the restrictions set forth in this Subsection (b) if Employee's employment is terminated by Company without Cause or by Employee for Good Reason under paragraph 8(f)(i-v), but shall apply if Employee’s employment is terminated by Employee for Good Reason under paragraph 8(f)(vi) or (vii). However, if Employee's employment is terminated by

Employee for Good Reason under any of the events specified in paragraph 8(f)(i-iv) and such event(s) occur within one year of a Change in Control, then Employee shall be subject to the restrictions set forth in this Subsection (b).
14.Return of Company Documents. Upon termination of the Employment Term, Employee shall return immediately to Company all records and documents of or pertaining to Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of Company or its affiliates.
15.Improvements and Inventions. Any and all improvements or inventions that Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of Company and its affiliates and not produced within the scope of Employee's employment hereunder, shall be the sole and exclusive property of Company. Employee shall, whenever requested by Company. execute and deliver any and all documents that Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to Company the sole and exclusive right, title and interest in and to such improvements, inventions. patents, copyrights or applications.
16.Actions and Survival. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that Company will not have an adequate remedy at law in the event of a failure by Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, in the event of a breach of this Agreement by Employee, Company shall have the right. among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from a court of competent jurisdiction to restrain or compel Employee to perform as agreed herein. Notwithstanding any termination of this Agreement or Employee's employment. Section 10 shall remain in effect until all obligations and benefits resulting from a termination of Employee’s employment during the Term are satisfied. In addition, Sections 11 through 27 shall survive the termination of’ this Agreement or Employee’s employment and shall remain in effect for the periods specified therein or if no period is specified, until all obligations thereunder have been satisfied. Nothing in this Agreement shall in any way limit or exclude any other right granted by law or equity to Company.
17.Release. Notwithstanding any provision herein to the contrary, Company may require that, prior to payment, distribution or other benefit under Section 10(a)(ii) through (vi) of this Agreement (other than due to Employee's death), Employee shall have executed a complete release of Company and its affiliates and related parties in substantially the form of Attachment 1 to this Agreement, and any waiting periods contained in such release shall have expired. With respect to any release required to receive payments, distributions or other benefits owed pursuant to this Agreement, Company must provide Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by Employee and returned to Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.
18.No Mitigation. Company agrees that, if Employee's employment hereunder is terminated during the Employment Term, Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to Employee by Company hereunder. Further, the amount of any payment or benefit provided for hereunder shall not be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits or otherwise.

19.Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and, as of the Effective Date, supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter including without limitation the Prior Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement. Immediately prior to the Effective Date, the Executive shall resign as Chief Executive Officer of the Company and all other positions, other than Chairman of the Board and as an employee, as reasonably requested by the Company and shall execute all other documents reasonably requested by the Company to effectuate such resignation. Notwithstanding any provision of this Agreement or the Prior Agreement to the contrary, Employee agrees that Employee shall not initiate a termination due to “Good Reason” upon or in connection with entering into this Agreement or the actions contemplated hereby and that the amounts payable in accordance with Section 10(a)(ii) through (vi) hereof shall be in full satisfaction of any amounts that would be due to Employee for a termination due to “Good Reason.” Except for the immediately preceding two sentences and the provisions of Section 5(d), which shall be effective as of the date hereof, this Agreement shall be effective as of the Effective Date, subject to Employee’s continued employment through such date. For avoidance of doubt, except as provided above with respect “Good Reason,” nothing in this Agreement shall affect Employee’s rights under the Prior Agreement through December 31, 2022, including, but limited to, Employee’s rights to compensation earned or awarded under the Prior Agreement, including, but not limited to, the annual bonus and equity incentive plan awards.
20.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be exclusively adjudicated in courts located in Duval County, Florida.
21.Successors. This Agreement may not be assigned by Employee. In addition to any obligations imposed by law upon any successor to Company, Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption by a successor shall be a material breach of this Agreement. Employee agrees and consents to any such assumption by a successor of Company, as well as any assignment of this Agreement by Company for that purpose. As used in this Agreement, "Company" shall mean Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation oi’ law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.
22.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
23.Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs and litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party within sixty (60) days of the date the right to the payment amount is so determined; provided, however. that following Employees termination of employment with the Company. if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, Company shall pay (on an ongoing basis) to Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by Employee or others on Employee’s behalf (such amounts collectively referred to as the "Reimbursed Amounts"): provided, further, that Employee shall reimburse Company for the Reimbursed Amounts if it is determined that a majority of Employee's claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by Company within ninety (90) days after receiving the request and all substantiating documents requested from Employee. The rights under this section shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.
24.Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants in this Agreement.
25.Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail. postage prepaid. with Return Receipt Requested, to the parties at their respective addresses set forth below:
To Company:

Fidelity National Information Services, Inc.
347 Riverside Avenue
Jacksonville, FL 32202 Attention: General Counsel

To Employee:

At the most recent address on file at Company
26.Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.
27.Tax.
a.Withholding. Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings Company is required to deduct pursuant to state, federal or local laws.
b.Section 409A. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service ("Section 409A"), to the extent applicable. Notwithstanding anything to the contrary, to the extent Employee is a "specified employee" under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following a separation from service (within the meaning of Treasury Regulation Section I.409A-1(h)) will be made during such six-month period. Instead, any such deferred compensation shall be paid on the first business day following the six-month anniversary of the separation from service. In no event may Employee, directly or indirectly, designate the calendar year of a payment and, for the avoidance of doubt, any payment that is conditioned upon the Employee’s execution and non-revocation of a release of claims and for which the consideration period spans two taxable years, shall be paid in the later of the two taxable years. Any provision that would cause this Agreement or any payment, distribution or other benefit to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree to such amendment as needed to comply with Section 409A and that such amendment shall be retroactive to the extent permitted by Section 409A. Notwithstanding anything to the contrary, for purposes of this Agreement, Employee shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. Notwithstanding anything to the contrary, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement. or in-kind benefits to be provided, in any’ other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of the Employee’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
c.Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with Company or its subsidiaries or the termination thereof (a "Payment" and, collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Code (the "Scaled Back Amount"). Any such election must be in writing and delivered to Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first.

[Remainder of Page Intentionally Left Blank; Signatures on Following Page]

IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	Denise Williams
Its:	Chief People Officer

Gary A. Norcross
/s/ Gary A. Norcross

ATTACHMENT 1
GENERAL RELEASE

This General Release (this “Release”) is entered into by Gary A. Norcross (“Executive”) pursuant to Section 17 of the Amended and Restated Employment Agreement (the “Employment Agreement”), dated as of October 17, 2022, by and between Executive and Fidelity National Information Services, Inc. (the “Company”).

1. Executive understands and agrees that Executive’s entitlement to benefits set forth in Section 10(a)(ii) through (vi) of the Employment Agreement, is conditioned upon the Executive’s agreement to execute, deliver and not revoke this Release. Executive and the Company further agree that the payments and benefits provided to Executive pursuant to such provisions of Section 10(a) of the Employment Agreement constitute good and valuable consideration over and above anything of value to which the Executive is already entitled. Executive understands and agrees that this Release is intended to supplement, not amend, the Employment Agreement.

2. Executive acknowledges and agrees that no other sums, amounts, benefits or privileges, unless set forth in the Employment Agreement, are or will be due or owing to Executive, and expressly waives any rights or claims to additional sums, amounts, benefits or privileges not expressly provided for in the Employment Agreement.
3. Executive, for and on behalf of himself and his heirs, administrators, executors and assigns, hereby irrevocably and unconditionally releases, remises and discharges the Company and its affiliates, subsidiaries and joint ventures, and any of its or their respective shareholders, directors, members, officers, employees, partners, representatives, agents, predecessors, successors, assigns and/or attorneys (hereinafter collectively referred to as the “Company Released Parties”), from and waives any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever, that Executive has or may have against the Company Released Parties; and particularly, without limiting the generality of the foregoing, Executive waives and releases the Company Released Parties from all matters relating to or arising out of the Employment Agreement, his employment with Company, his compensation by the Company (including, except as provided herein, any bonuses, incentives, relocation benefits, paid time off and benefits), and/or his Employment to the position of Executive Chairman and termination of employment, and including, without limitation, any causes of action or claims for wrongful or retaliatory discharge, unlawful employment discrimination or harassment arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act; the New York State and City Human Rights Acts, as amended; the Florida Civil Rights Act, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991, as amended; 42 U.S.C. §1981, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; Executive Orders 11246 and 11073; the Employee Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act of 1938, as amended; the Fair Credit Reporting Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act of 2008, the Sarbanes-Oxley Act, as amended; the Dodd-Frank Act of 2010, and any other federal, state, local or foreign equal opportunity law, constitutional provision, statute, common law doctrine, public policy, executive order, or municipal ordinance; and any other causes of action or claims based upon any other federal, state, local or foreign laws or municipal ordinances or upon common law affecting or relating to the claims or rights of employees, including any and all suits in tort (including negligence) or contract (whether oral, written or implied), or any other common law or equitable basis of action which Executive had, now has or may claim to have against the Company Released Parties, or which Executive, his heirs, executors, administrators, successors and assigns hereafter can, shall or may have for any reason against the Company Released Parties. Notwithstanding the above, nothing in this section or this Release shall release the Company Released Parties from: (i) any action for breach of its obligations under this Release or Section 10(a) of the Employment Agreement; (ii) Executive’s right to accrued, vested benefits under any employee benefit plan of the Company in which Executive participated (excluding any severance or similar plan or policy), in accordance with the terms thereof; (iii) any claims that cannot be waived by law, including without limitation any claims filed with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or the U. S. Department of Labor, or claims under the ADEA that arise after the date of this Release, or that arise after the date on which Executive executes this Release; (iv) any rights or claims under the ADEA that may arise after the date that Executive executes this Release; (v) rights under outstanding stock option, restricted stock or other equity-based awards, (vi) right to indemnification, as provided by, and in accordance with the terms of, applicable law, the Company’s by-laws or otherwise; and (vii) Executive’s coverage under applicable directors’ and officers’ liability insurance. This is intended to be as complete a waiver as possible of all claims against any of the Company Released Parties except as set forth herein. This waiver is effective only as to those claims that may properly be waived in this manner.
4. Executive understands and agrees that claims or facts in addition to or different from those which are now known or believed by Executive to exist may hereafter be discovered, but it is Executive’s intention to fully and forever release, remise and discharge all claims which Executive had, may have had, or now have against the Company Released Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, Executive expressly waives and releases any provision of law that purports to limit the scope of a general release. Executive acknowledges and agrees that as of the date Executive executes this Release, Executive has no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
5. Executive represents that he has not and does not intend to participate in or file against any of the Company Released Parties any action, cause of action, lawsuit or proceeding regarding, or in any way related to, any of the claims released in Section 3 of this Release and further agrees that this Release may be pleaded as a bar to any such action, cause of action, lawsuit or proceeding. Executive also promises and agrees that if any court assumes jurisdiction over any such action against the Company Released Parties involving or on behalf of Executive, he shall promptly withdraw from and request that such court dismiss any such action. Executive further represents that he will not voluntarily lend his support to or participate in any action, cause of action, claim, investigation, lawsuit or proceeding adverse to or brought against the Company Released Parties by any third party and he will not communicate in any way with the media with respect to any such claim or action (other than to respond that he has “no comment”). Notwithstanding the above representations, the parties acknowledge that Executive has a legal obligation to respond to any lawfully issued subpoena by a court or administrative agency, and as long as the subpoena was not in any way solicited by him as a way to circumvent his obligations hereunder, his offering of truthful testimony under oath in response to such a lawfully issued subpoena will not be considered a violation of this provision. Executive shall refrain from expressing (or causing others to express) to any employee of the Company or any third party (including, without limitation, the media), any derogatory or negative statements or opinions concerning the Company and/or its operations, services, officers or employees. Nothing herein shall prohibit Executive from testifying truthfully under oath in any legal proceeding.

6. Nothing in this Release prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the EEOC, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination, anti-harassment, or anti-retaliation laws. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made to such an agency, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. In addition, nothing in this Release, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits Executive from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Release prohibits or prevents Executive from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.

7. If Executive engages in conduct which violates any provision of this Release the Company shall be entitled to recover its costs and expenses (including attorney’s fees) and any losses or damages resulting therefrom from monies paid to Executive under the Employment Agreement.
8. Executive is advised to consult with an attorney prior to executing this Release, and Executive acknowledges that he has had an opportunity to confer with counsel and has been given a period of at least twenty-one (21) days within which to consider this Release. Executive acknowledges that (i) he has read, studied, considered, and deliberated upon this Release, (ii) he has consulted with counsel, and (iii) he fully understands and is in complete agreement with all of the terms of this Release, and (iv) he has signed this Release knowingly and voluntarily.
9. This Release may be revoked by Executive for a period of seven (7) days following his execution of the Release (the “Revocation Period”) by notifying [CONTACT] (the “Company Representative”), [TITLE], [ADDRESS], by email ([EMAIL ADDRESS]), by fax ([FAX NUMBER]) or by a recognized national overnight courier service to the address specified above. To be effective, such revocation must be received by the Company Representative no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day following Executive’s execution of this Release. In the event that Executive revokes this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any of its affiliates will have any obligations to provide Executive the payments and benefits described in the Employment Agreement.
10. This Release shall be interpreted, construed, and governed by the laws of the State of Florida, regardless of its place of execution or performance, without regard to internal principles relating to conflict of laws. The parties agree that any cause of action arising between the parties regarding this Release shall be brought only in a state or federal court in Jacksonville, Florida.
11. Executive’s signature transmitted by facsimile and by electronic mail in PDF format shall be deemed to be the original signature for all purposes.
12. The provisions of this Release will be binding upon Executive’s heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release is held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision will be of no force and effect. The illegality or unenforceability of such provision, however, will have no effect upon and will not impair the enforceability of any other provision of this Release.
IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive hereby executes this General Release by signing below voluntarily and with full knowledge of the significance of all of its provisions.
PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
Executed at Jacksonville, Florida this day of _________, 202_.

Gary A. Norcross, individually